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Exhibit 99.1

        FOR IMMEDIATE RELEASE

        CARREKER CORPORATION REVIEWING FINANCIAL STATEMENTS

        REVIEW MAY REQUIRE RESTATING PRIOR FINANCIALS

        AGGREGATE REVENUES NOT EXPECTED TO BE AFFECTED

        DALLAS (December 10, 2002)—Carreker Corporation (Nasdaq: CANI) announced today that it is reviewing its financial statements, principally focusing on the timing of its recognition of revenues during prior periods. The review to date has uncovered timing issues that may cause some revenues to be shifted to the subsequent sequential quarter. None of the affected revenues have been lost or are invalid, based on information to date.

        The review is being performed in conjunction with the work of a Special Committee of independent Board members established by Carreker's Board of Directors.

        "In light of the seriousness with which we view corporate disclosure matters, we are moving aggressively to review and, if necessary, correct our financial statements," said Carreker's Chairman and Chief Executive Officer, John D. (Denny) Carreker. "We believe that many of the timing issues and related problems stem from a Company revenue guideline, which allows for contracts signed and dated by the end of a quarter to be physically received in Carreker's legal department as late as noon on the next business day following the end of the quarter. We set the contract receipt deadline to accommodate the mechanics of delivery from our global operations. We are working closely with the Special Committee and our independent auditors to address these issues as quickly as possible, and are taking steps to insure these problems do not recur in the future," said Mr. Carreker.

        The Company believes it may be required to restate its financial statements for prior periods. If required, the Company will file amendments to its Form 10-Ks and Form 10-Qs for the affected periods, and it cautions that its historical financial statements for prior periods should not be relied upon.

        In light of these developments, Carreker is postponing its earnings release for the third quarter, ended October 31, 2002. Management will hold a conference call to discuss its results for the third quarter ended October 31, 2002, as well as the status of the review, on December 23, 2002 at 5:00 p.m. Eastern Time. To participate, domestic callers can dial 800-289-0468. International callers, please dial 913-981-5517.

WEB CAST

A web cast will be accessible at the investor relations section of Carreker's web site at www.carreker.com. It will be available through January 24, 2003.

REPLAY

A replay of the call will be available on December 23, 2002 from 7:00 p.m. ET through December 30, 2002 at 11:45 p.m. ET.

Domestic Dial-in: 888-203-1112	International Dial-in: 719-457-0820
Code: 269306	Code: 269306.

About Carreker Corporation

        Carreker Corporation improves earnings for financial institutions around the world. The Company's integrated consulting and software solutions are designed to increase clients' revenues and reduce their expenses, while improving security and increasing the value of their customer relationships. Carreker provides products and services to more than 250 clients in the United States, Canada, the United Kingdom, Ireland, Australia, and South Africa. Clients include the full range of community, regional and large banks, among them more than 75 of the largest 100 banks in the United States. Headquartered in Dallas, Texas since 1978, Carreker Corporation also has offices located around the world including London, Toronto, and Sydney. For more information, visit www.carreker.com.

        Forward Looking Statements—Except for historical information, the statements in this release, including statements regarding the Company's review and restatement of its financial statements and the implications thereof, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially, including but not limited to the risks and uncertainties associated with the restatement of a company's financial statements (which would include unexpected, material changes in those financial statements, negative developments arising out of the Special Committee's or any other party's actions and volatility in the Company's common stock price), as well as the risks and uncertainties arising out of economic, competitive, governmental and technological factors affecting the Company's operations, markets, services, products and prices. For further information concerning certain of these risks and uncertainties, see under the caption "Business—Risk Factors" in the Company's most recent Form 10-K for the year ended January 31, 2002. We assume no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

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Vickie Gorton, Senior Vice President, Director Investor Relations (972) 371-1601 PH (972) 458-2567 FX Email: vgorton@carreker.com	Terry Gage, Executive Vice President and CFO (972) 371-1454 PH (972) 458-2567 FX Email: tgage@carreker.com

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  Exhibit 99.1